PROFESSIONALLY MANAGED PORTFOLIOS

Amendment to
Amended and Restated Agreement and Declaration of Trust

The undersigned, being the duly elected and acting Secretary of Professionally Managed Portfolios, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Section 5 of ARTICLE III and Section 8 of ARTICLE VIII of the Amended and Restated Agreement and Declaration of Trust dated June 13, 2005, as amended to date (the “Agreement and Declaration of Trust”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on November 16-17, 2015, the Agreement and Declaration of Trust is hereby amended by this Certificate of Amendment by amending Section 1 of ARTICLE V as set forth below in pertinent part and by adding new Sections 11, 12 and 13 to ARTICLE VIII to read as also set forth below:

ARTICLE V

Section 1.        Voting Powers.  Subject to the provisions of ARTICLE III, Section 6(d), the Shareholders shall have power to vote only (i) for the election of Trustees as provided in ARTICLE IV, Section I, (ii) as to any matter that fits within the definition of a derivative claim in Section 11 of ARTICLE VIII hereof, as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders, (iii) with respect to the termination of the Trust or any Series or Class to the extent and as provided in ARTICLE VIII, Section 4, and (iv) with respect to such additional matters relating to the Trust as may be required by this Declaration of Trust, the By-Laws or any registration of the Trust with the Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable.  Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Share shall be entitled to a proportionate fractional vote.  There shall be no cumulative voting in the election of Trustees.  Shares may be voted in person or by proxy.  A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them.  A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.  At any time when no Shares of a Series or Class are outstanding, the Trustees may exercise all rights of Shareholders of that Series with respect to matters affecting that Series or Class, take any action required by law, this Declaration of Trust or the By-Laws, to be taken by the Shareholders.

ARTICLE VIII

Section 11.      Claims.  As used herein, a “direct” Shareholder claim shall refer to (i) a claim based upon alleged violations of a Shareholder’s individual rights independent of any harm to the Trust, including a Shareholder’s rights under this Agreement and Declaration of Trust (including rights under Section 7 of ARTICLE III to indemnification, rights under Section 1 of ARTICLE V to vote, rights under Section 1 of ARTICLE VI to receive dividends and rights under Section 2 of ARTICLE VI to redemption of shares, or other similar rights personal to the Shareholder and independent of any harm to the Trust) and (ii) a claim for which a direct Shareholder action is permitted under the U.S. federal securities laws.  Any other claim asserted by a Shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or involving any alleged harm to the Trust, shall be considered a “derivative” claim as used herein.

(a)           Derivative Claims.  No Shareholder shall have the right to bring or maintain any court action or other proceeding asserting a derivative claim or any claim asserted on behalf or for the benefit of the Trust or involving any alleged harm to the Trust without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim.  Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the Shareholder makes a specific showing that irreparable nonmonetary injury to the Trust would otherwise result.  Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand.  The Trustees shall consider such demand within 90 days of its receipt by the Trust, which period may be reasonably extended should the Trustees determine in good faith that there is good cause for such an extension.  In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or any series or class of Shares, as appropriate; otherwise, unless a majority of the Trustees are disabled by conflicts from consideration of such a demand, the Shareholders shall have no right to vote thereon.  Any decision by the Trustees to bring, maintain, or settle (or not to bring, maintain, or settle) such court action, proceeding, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholders, and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand.  Any Trustee acting in connection with any demand or any proceeding relating to a claim on behalf or for the benefit of the Trust who is not an Interested Person as defined in the 1940 Act shall be deemed to be independent and disinterested with respect to such demand, proceeding, or claim.

(b)           Direct Claims.  No Shareholder shall have the right to bring or maintain a court action or other proceeding asserting a direct claim against the Trust, the Trustees, or officers predicated upon an implied right of action under this Agreement and Declaration of Trust or under U.S. federal securities laws (excepting direct shareholder actions permitted by U.S. federal securities laws), unless the Shareholder has obtained authorization from the Trustees to bring the action.  The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees.  A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the request.  The Trustees shall consider such request within 90 days after its receipt by the Trust.  In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or of any series or class of Shares, as appropriate.  Any decision by the Trustees to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the Shareholder seeking authorization.

Section 12.      Forum for Adjudication of Disputes.  Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Trustee, officer, or other employee of the Trust to the Trust or the Trust’s Shareholders, (iii) any action asserting a claim arising pursuant to the laws of the Commonwealth of Massachusetts or under this Agreement and Declaration of Trust or the Trust’s By-Laws, (iv) any action to interpret, apply, enforce or determine the validity of any provision of this Agreement and Declaration of Trust or the Trust’s By-Laws, or (v) any action asserting a claim governed by the internal affairs doctrine (each, a “Covered Action”) shall be the Business Litigation Section of the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts.  Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall be (i) deemed to have notice of and consented to the provisions of this Section 12, and (ii) deemed to have waived any argument relating to the inconvenience of the judicial forum referenced above in connection with any action or proceeding described in this Section 12.

If any Covered Action is filed in a court other than the Business Litigation Section of the Superior Court of the Commonwealth of Massachusetts (a “Foreign Action”) in the name of any Shareholder, such Shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Superior Court of the Commonwealth of Massachusetts in connection with any action brought in any such courts to enforce the first paragraph of this Section 12 (an “Enforcement Action”) and (ii) having service of process made upon such Shareholder in any such Enforcement Action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder.

Section 13.      Separability.  If any provision or provisions of this Agreement and Declaration of Trust shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Declaration of Trust (including, without limitation, each portion of any sentence of this Agreement and Declaration of Trust containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by this Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 23rd day of November, 2015.

/s/ Elaine E. Richards
Elaine Richards
Secretary